Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 28, 2020, in the Registration Statement (Form S-1) and related Prospectus of Unity Software Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

August 24, 2020